Exhibit 10.2

Exhibit A

to

Note and Warrant Purchase Agreement

FORM OF SECURED PROMISSORY NOTE

THIS SECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

NEXXUS LIGHTING, INC.

SECURED PROMISSORY NOTE

$	June 18, 2009
Charlotte, North Carolina

FOR VALUE RECEIVED, and upon and subject to the terms and conditions set forth herein, Nexxus Lighting, Inc., a Delaware corporation (“Issuer”), hereby promises to pay to the order of                     , a                      (together with its permitted successors and assigns, “Holder”), the principal sum of              UNITED STATED DOLLARS (U.S. $            ) on the Maturity Date, together with interest as provided herein. This Note was issued under and is subject to a Note and Warrant Purchase Agreement (the “Purchase Agreement”) dated as of June 18, 2009 among Issuer, payee and certain other parties. Capitalized terms used and not otherwise defined herein will have the respective meanings given to such terms in the Purchase Agreement.

1. Maturity Date. This Note will mature, and be due and payable in full, on January 5, 2011 (the “Maturity Date”).

2. Interest. From and after the date hereof, all outstanding principal of this Note will bear simple interest at the rate of ten percent (10%) per annum. On the date that is 365 days after the date of this Note, Issuer shall pay the then accrued interest on this Note. Upon the occurrence and during the continuance of any Event of Default (as hereinafter defined) under this Note, all outstanding principal of this Note shall bear interest at the rate of twenty four percent (24%) per annum. All outstanding principal and accrued but unpaid interest on this Note shall be payable on the Maturity Date.

3. Security. Repayment of this Note is secured, pari passu with Holders of all other Notes issued pursuant to the Purchase Agreement, by a security interest in substantially all the assets of Issuer pursuant to a security agreement, related collateral assignments and such other necessary documents entered into by Issuer in favor of Jay Weil, as collateral agent for the purchasers.

4. Prepayment. Issuer may prepay this Note prior to the Maturity Date, without premium or penalty upon written notice to Holder; provided that any prepayment of this Note shall only be made if simultaneously therewith the Issuer makes a pro rata prepayment (based on the then outstanding principal amount of all such Notes) to holders of all of the other Notes issued pursuant to the Purchase Agreement.

5. Transfer. Holder may transfer this Note in compliance with applicable U.S. federal and state and/or foreign securities laws and in accordance with Section 5.1 of the Purchase Agreement.

6. Events of Default. An “Event of Default” will occur if:

(a) The Issuer fails to pay (a) any principal of this Note or any other Note issued pursuant to the Purchase Agreement when such amount becomes due and payable in accordance with the terms thereof and such payment is not made within three Business Days of when it is due, or (b) any interest on the Note or any other payment of money required to be made to the Holder pursuant to this Note and such payment is not made within three Business Days of when it is due and the Issuer receives notice thereof from the Collateral Agent; or

(b) Any representation or warranty made to the Holders in any Transaction Document or in any certificate, agreement or instrument executed and delivered to the Holders by the Issuer or any of its subsidiaries or by its accountants or officers pursuant to any Transaction Document is false, inaccurate or misleading in any material respect on the date as of which made, and the Issuer receives notice thereof from the Collateral Agent; or

(c) the Issuer or any of its subsidiaries defaults in the performance of any term, covenant, agreement, condition, undertaking or provision of any Transaction Document, or any financial or other covenants with respect to the Issuer’s then outstanding Series A-1 Preferred Stock as set forth in Section 1.06 of the Exchange Agreement between the Company and the holders of shares of its Series A-1 Preferred Stock, or if no shares of the Issuer’s Series A-1 Preferred Stock are outstanding, the financial and other covenants set forth in Section 4.8 of the Preferred Stock and Warrant

Purchase Agreement dated November 12, 2008 between the Company and the purchasers listed on Schedule 1 thereof, and such default is not cured or waived within five (5) Business Days after the Issuer receives notice of such default from the Collateral Agent; or

(d) (i) The Issuer or any of its subsidiaries fails to pay any principal of or interest on any of its Material Indebtedness for a period longer than the grace period, if any, provided for such payment; or (ii) any default, other than one described in Section 8(d)(i), under any instrument or agreement evidencing, creating, securing or otherwise relating to Material Indebtedness (including, without limitation, any guaranty or assumption agreement relating to such indebtedness) or other event occurs and continues beyond any applicable notice and cure period and such default is not cured or waived within five (5) Business Days after the Issuer receives notice of such default from the Collateral Agent (for purposes of this Note the term “Material Indebtedness” means indebtedness, in an amount of $50,000 or more, for borrowed money, under capitalized leases or evidenced by a bond, debenture, note or similar instrument, and shall include, without limitation, any such indebtedness assumed or guaranteed); or

(e) (i) One or more final judgments, decrees or orders shall be entered against the Issuer or any of its subsidiaries involving in the aggregate a liability (not fully covered by insurance other than applicable deductibles) of $50,000 or more and all such judgments, decrees or orders shall not have been vacated, paid or discharged, dismissed, or stayed or bonded pending appeal (or other contest by appropriate proceedings) within sixty (60) days from the entry thereof; (ii) pursuant to one (1) or more judgments, decrees, orders, or other proceedings, whether legal or equitable, any warrant of attachment, execution or other writ of $50,000 or more is levied upon any property or assets of the Issuer or any subsidiary and is not satisfied, dismissed or stayed (or other contests by appropriate proceedings without bond or stay) within sixty (60) days; (iii) all or any substantial part of the assets or properties of the Issuer or any subsidiary are condemned, seized or appropriated by any government or governmental authority; or (iv) any order is entered in any proceeding directing the winding up, dissolution or split-up of the Issuer or any subsidiary; or

(f) The Issuer (i) commences any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or (ii) is the debtor named in any other case, proceeding or other action of a nature referred to in clause (i) above which results in the entry of an order for relief or any such adjudication or appointment and remains undismissed, undischarged or unbonded for a period of sixty (60) days, or (iii) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence to, any order, adjudication or appointment of a nature referred to in clause (i) or (ii) above, or (iv) shall generally not be paying, shall be unable to pay, or shall admit in writing its inability to pay its debts as they become due, or (e) shall make a general assignment for the benefit of its creditors; or

(g) At any time there occurs a Change of Control Transaction (for purposes of this Note, a “Change of Control Transaction” shall mean (i) a sale, lease or other disposition of assets or properties of the Issuer and it subsidiaries (calculated on a consolidated basis) having a book value of fifty-one percent (51%) or more of the book value of all the assets and properties thereof, or (ii) any transaction in which any person shall directly or indirectly acquire from the holders thereof, by purchase or in a merger, consolidation or other transfer or exchange of outstanding capital stock, ownership of or control over capital stock of the Issuer (or securities exchangeable for or convertible into such stock or interests) entitled to elect a majority of the Issuer’s Board of Directors or representing at least fifty-one percent (51%) of the number of shares of Common Stock outstanding; or

(h) On or at any time after the date of this Note (i) any of the Transaction Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, (ii) the Security Agreement shall cease to provide the Holders a valid security interest in any of the collateral purported to be covered thereby, perfected and with the priority required thereby, subject only to liens permitted under this Agreement and such Security Agreement, and such default in clause (i) or (ii) is not cured or waived within ten (10) days after the Issuer receives notice of such default from the Collateral Agent, or (c) the Issuer or any subsidiary of the Issuer contests the validity or enforceability of any Transaction Document in writing or denies that it has any further liability under any Transaction Document to which it is party, or gives notice to such effect.

7. Remedies. At such time that an Event of Default has occurred and is continuing, then Holder, by written notice to Issuer (the “Notice”), may declare all amounts hereunder immediately due and payable in cash and Holder will be entitled to reimbursement of its reasonable costs and expenses related to collection of all amounts owing in connection thereof. Except for the Notice, Holder need not provide, and Issuer hereby waives, any presentment, demand, protest or other notice of any kind, and Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such election may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment will affect any subsequent Event of Default or impair any right consequent thereon.

8. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and will be deemed given and effective on the earliest of (a) the date of transmission if such notice or communication is delivered by fax prior to 5:30 p.m. (Eastern Time) on a Business Day, (b) the next Business Day after the date of transmission if such notice or communication is delivered via fax on a day that is not a Business Day or later than 5:30 p.m. (Eastern Time) on a Business Day, (c) the 2nd business day after the date of mailing if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The facsimile number and address for such notices and communications are as set forth on the signature pages to the Purchase Agreement or as otherwise notified by any party in a writing to the others in accordance herewith from time to time.

9. Maximum Lawful Rate. In no event shall the amount of interest due or payments in the nature of interest payable hereunder exceed the maximum non-usurious interest permitted by applicable law (the “Maximum Lawful Rate”). If from any possible construction of any document or from receipt of anything of value by Holder, interest would otherwise be payable in excess of the Maximum Lawful Rate, any such construction or receipt shall be subject to the provisions of this paragraph and such document shall be automatically reformed and the interest payable shall be automatically reduced to the Maximum Lawful Rate, without the necessity of execution of any amendment or new document, and any interest in excess of the Maximum Lawful Rate shall be applied to the reduction of the principal amount owing under this Note, or refunded to Issuer or other payor thereof if and to the extent such excessive amount exceeds such unpaid principal amount.

(signature page immediately follows)

SIGNED, SEALED AND DELIVERED as of the date first above written.

NEXXUS LIGHTING, INC.

By:
Name:	Gary R. Langford
Title:	Chief Financial Officer

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